EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016

Willimantic, Connecticut — October 26, 2016. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.6 million, or $0.13 diluted earnings per share, for the quarter ended September 30, 2016 versus $974,000, or $0.08 diluted earnings per share, for the quarter ended September 30, 2015. The Company reported net income of $4.8 million, or $0.41 diluted earnings per share, for the nine months ended September 30, 2016 compared to $2.9 million, or $0.24 diluted earnings per share, for the nine months ended September 30, 2015.

Net interest income increased $278,000 to $10.2 million and $1.5 million to $30.5 million for the three and nine months ended September 30, 2016, respectively, as compared to the same periods in 2015. For both the three and nine months ended September 30, 2016, net interest income increased as a result of an increase in the average balance of loans and securities outstanding and a reduction in the rate paid on borrowings, partially offset by an increase in the average balance and the rate paid on deposits. The average balance of FHLB borrowings decreased for the three months ended September 30, 2016.

The provision for loan losses decreased $137,000 and increased $61,000 for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. At September 30, 2016, nonperforming loans decreased to $6.3 million, compared to $7.3 million at September 30, 2015, resulting from decreases in nonperforming multi-family and commercial real estate loans of $988,000 and nonperforming residential real estate loans of $129,000, offset by an increase in nonperforming commercial business loans of $111,000. Net loan charge-offs were $53,000 and $165,000 for the three and nine months ended September 30, 2016, respectively, compared to $208,000 and $263,000 for the three and nine months ended September 30, 2015, respectively.

Noninterest income decreased $93,000 to $2.7 million and increased $248,000 to $7.9 million for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. Decreases in other noninterest income of $368,000 and $136,000 for the three and nine months ended September 30, 2016, respectively, was primarily a result of profit distributions from our investment in two small business investment companies during the same periods in 2015. Services fees decreased $114,000 and $241,000 for the three and nine months ended September 30, 2016, respectively, due to lower overdraft charges and interchange fees. Mortgage banking activities increased $364,000 and $756,000 for the three and nine months ended September 30, 2016, respectively, versus the comparable periods in 2015 as a result of increased volume and gains on loans sold.

Noninterest expenses decreased $533,000 and $1.2 million for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. Marketing and advertising expenses decreased $167,000 and $236,000 for the three and nine months ended September 30, 2016, respectively, primarily as a result of a realignment of marketing initiatives with strategic goals of the Bank. A reduction in occupancy and equipment of $146,000 and $544,000 for the three and nine months ended September 30, 2016, respectively, versus the comparable periods in 2015, was in large part a result of strategic plans to reduce branch infrastructure costs, the reconfiguration and optimization of our telephone and data services and lower snow removal expenditures. Costs related to other real estate operations decreased $106,000 and $265,000 for the three and nine months ended September 30, 2016, respectively. During the first nine months of 2016 compared to the same period in 2015, salaries and employee benefits decreased by $246,000 due to lower deferred compensation and equity award compensation expense, partially offset by an increase of $143,000 in computer and electronic banking services due to data service speed improvements and electronic banking security enhancements related to the implementation of EMV (Europay, MasterCard and VISA) technology.

Total assets increased $56.2 million, or 3.8%, to $1.54 billion at September 30, 2016, principally due to increases of $41.2 million in net loans receivable and $22.6 million in cash and cash equivalents, offset by a decrease of $4.4 million in available for sale securities and $1.1 million in loans held for sale. The higher balance of net loans receivable reflects increases of $37.3 million, $29.2 million and $14.5 million in other commercial business loans, multi-family and commercial real estate loans and construction loans, respectively, offset by decreases of $20.4 million, $9.7 million and $9.2 million in SBA and USDA guaranteed, timeshare and residential real estate loans, respectively. Residential real estate, commercial business and commercial real estate loan originations increased $7.3 million, $7.2 million and $6.5 million, respectively, during the first nine months of 2016 compared to the same period in 2015.

Total liabilities increased $50.7 million, or 3.8%, to $1.38 billion at September 30, 2016 compared to $1.33 billion at December 31, 2015. Deposits increased $78.9 million, or 7.5%, which included increases in certificates of deposit of $49.8 million, noninterest-bearing deposits of $15.1 million and NOW and money market accounts of $13.2 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $26.0 million from $242.8 million at December 31, 2015 to $216.8 million at September 30, 2016, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders' equity increased $5.5 million from $154.3 million at December 31, 2015 to $159.8 million at September 30, 2016. The increase in shareholders' equity was attributable to net income of $4.8 million and an increase in net unrealized gain on available for sale securities aggregating $949,000 (net of taxes), partially offset by dividends declared of $1.4 million. At September 30, 2016, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We continue to execute on our 2016 business plan as loan growth and expense reductions are spearheading a significant year over year improvement in earnings and tangible book value,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-five branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	September 30,	December 31,
(In Thousands / Unaudited)	2016	2015

ASSETS
Noninterest-bearing cash and due from banks	$14,924	$14,373
Interest-bearing cash and cash equivalents	48,433	26,405
Securities	186,685	191,627
Loans held for sale	698	1,804
Loans receivable, net	1,206,532	1,165,372
Bank-owned life insurance	21,136	21,924
Premises and equipment, net	20,409	21,188
Intangible assets	17,644	18,096
Deferred tax asset	8,554	8,961
Other real estate owned, net	1,397	1,088
Other assets	11,664	10,996
Total assets	$1,538,076	$1,481,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,136,944	$1,058,017
Borrowings	216,836	242,843
Other liabilities	24,471	26,644
Total liabilities	1,378,251	1,327,504

Shareholders' equity	159,825	154,330
Total liabilities and shareholders' equity	$1,538,076	$1,481,834

SELECTED OPERATING DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands / Unaudited)	2016	2015	2016	2015

Interest and dividend income	$12,703	$12,217	$38,020	$35,477
Interest expense	2,541	2,333	7,528	6,525
Net interest income	10,162	9,884	30,492	28,952

Provision for loan losses	880	1,017	1,773	1,712
Net interest income after provision for loan losses	9,282	8,867	28,719	27,240

Noninterest income	2,653	2,746	7,941	7,693
Noninterest expenses	9,612	10,145	29,458	30,612
Income before income taxes	2,323	1,468	7,202	4,321

Income tax provision	767	494	2,377	1,421
Net income	$1,556	$974	$4,825	$2,900

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015

Earnings per share:
Basic	$0.13	$0.08	$0.41	$0.24
Diluted	$0.13	$0.08	$0.41	$0.24

Weighted average shares outstanding:
Basic	11,815,313	11,793,218	11,802,574	12,036,573
Diluted	11,868,647	11,814,931	11,859,943	12,065,058

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2016	2015	2016	2015

Selected Performance Ratios: (1)
Return on average assets	0.41%	0.27%	0.43%	0.28%
Return on average equity	3.85	2.52	4.06	2.49
Interest rate spread	2.66	2.76	2.71	2.83
Net interest margin	2.83	2.91	2.88	2.97
Efficiency ratio (2)	75.33	80.41	76.76	83.87

Asset Quality Ratios:
Allowance for loan losses			$11,471	$9,246
Allowance for loan losses as a percent of total loans (3)			0.94%	0.80%
Allowance for loan losses as a percent of nonperforming loans			182.22	127.50
Nonperforming loans			$6,295	$7,252
Nonperforming loans as a percent of total loans (3)			0.52%	0.63%
Nonperforming assets (4)			$7,692	$8,593
Nonperforming assets as a percent of total assets			0.50%	0.59%

Per Share Data:
Book value per share			$13.08	$12.60
Less: Intangible assets per share(5)			(1.44)	(1.49)
Tangible book value per share (5)			11.64	11.11
Dividends declared per share			$0.12	$0.12

(1) Ratios for the three and nine months have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $17.6 million and $18.2 million at September 30, 2016 and 2015, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514